UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 30, 2007

Date of Report
(Date of earliest event reported)
HARMONIC INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-25826	77-0201147

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)
549 Baltic Way
Sunnyvale, CA 94089
(408) 542-2500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 30, 2007, the Compensation and Equity Ownership Committee of the Board of Directors of Harmonic Inc. (the “Company”) approved the Harmonic 2007 Key Contributor Bonus Plan (the “Plan”). The participants in the Plan include the following executive officers of the Company:

Name	Position
Patrick J. Harshman	President and Chief Executive Officer
Robin N. Dickson	Chief Financial Officer
Neven Haltmayer	Vice President, Research and Development
Charles J. Bonasera	Vice President of Operations
Under the Plan, payment of a bonus to any participant that is a member of executive management will be based on performance against revenue and operating income targets. For all other participants, payment of a bonus will be based on revenue, operating income and departmental financial targets. A minimum threshold must be exceeded for each component before any bonus payment will be made for that component. In the event that the target metrics are surpassed, a participant in the Plan may be awarded a bonus payment up to a maximum of 200% of such participant’s target.
The target bonus of each executive officer is as follows: Patrick J. Harshman — 80% of base salary, Robin N. Dickson — 60 % of base salary, Neven Haltmayer — 40 % of base salary and Charles J. Bonasera — 35 % of base salary.
Participants in the Plan must remain employed through the date that a bonus is paid in order to qualify for a bonus payment. The Company, in its sole discretion, retains the right to amend, supplement, supersede or cancel the Plan for any reason, and reserves the right to determine whether and when to pay out any bonus amounts, regardless of the achievement of the performance targets.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HARMONIC INC.
Date: February 5, 2007

By:	/s/ Robin N. Dickson Robin N. Dickson
Chief Financial Officer